Exhibit 99.3

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Senior Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS THIRD QUARTER EARNINGS
OF $0.08 PER SHARE, UP SIGNIFICANTLY OVER THIRD QUARTER 2007

FORT WAYNE, INDIANA – OCTOBER 16, 2008 – Tower Financial Corporation (NASDAQ: TOFC) reported third quarter 2008  earnings of $330,000, or $0.08 per diluted share, compared with a net loss of $2.2 million, or $0.54 per share, reported third quarter 2007. For the nine months ended September 30, 2008 Tower reported a net income of $1.4 million, or $0.34 per diluted share, compared to a net loss of $1.8 million, or $0.45 per share for the nine months ended September 2007.

Third quarter highlights include:

•	Core deposits grew to $406.7 million, an increase of $36.4 million from December 31, 2007 and an increase of $5.8 million from June 30, 2008.

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The Company’s regulatory capital ratios continue to remain above the “well-capitalized” levels of 6 percent for tier 1 capital and 10 percent for risked-based capital.  Tier 1 capital at September 30, 2008 was 11.7 percent, compared to 11.6 percent at June 30, 2008 and 10.9 percent at December 31, 2007.  Total risked-based capital at September 30, 2008 was 13.0 percent, compared to 12.9 percent and 12.1 percent at June 30, 2008 and December 31, 2007, respectively.

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Operating expenses decreased $577,000 from the second quarter 2008, primarily due to reduction in workforce in second quarter 2008.  The efficiency ratio improved to 69.7 percent compared to 83.1 percent in the second quarter 2008 and 71.7 percent in the third quarter 2007.

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Asset quality improved as nonperforming loans plus delinquencies decreased by $4.1 million during the quarter to $21.4 million, or 3.08 percent of total assets.  The loan loss reserve was 1.67 percent of total loans at September 30, 2008 compared to 1.43 percent at December 31, 2007, as the Company continues to aggressively increase reserves in light of current economic conditions.

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The Company continues to improve its liquidity position as the investment portfolio increased by $4.2 million.  The loan to funding (deposits plus borrowings) ratio improved to 86.2 percent, from 86.3 percent and 88.1 percent at June 30, 2008 and December 31, 2007, respectively.

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Fee Income increased $344,000, or 23.4 percent from the second quarter 2008 and $403,000, or 28.7 percent from the third quarter 2007.  Fee Income accounted for 25 percent of total revenue.  Trust fees were $937,000, or 52 percent of total fee income.

Balance Sheet
Company assets were $696.1 million at September 30, 2008, a decrease of $10.4 million, or 1.5 percent from December 31, 2007, and a decrease of $10.9 million, or 1.5 percent from September 30, 2007.  The decrease in assets during the first nine months was primarily attributable to a decrease in loans of $21.0 million, offset by an increase in securities available for sale of $12.9 million.  The decrease in loans came primarily from the commercial real estate category due to scheduled paydowns, reduced market activity, and a planned exit strategy for certain non-performing loans.  The increase in securities available for sale was part of managements plan to improve liquidity during this current period of volatility.

Core deposit growth during the first nine months of 2008 was led by $14.9 million of growth in non-interest bearing checking accounts, along with growth in Savings and NOW accounts of $2.7 million and $11.9 million, respectively. As of September 30, 2008, checking and savings accounts made up 54.5 percent of total deposits compared with 45.9 percent at December 31, 2007 and 43.1 percent as of September 30, 2007. Total deposits were $573.2 million at September 30, 2008, a decrease of $27.5 million, or 4.6 percent from December 31, 2007.  The decrease through the first nine months of 2008 was the net result of a substantial increase in core deposits of $36.4 million, offset by a planned decrease of $12.9 million in brokered CD’s and a planned decrease of $51.0 million in CD’s greater than $100,000.

Shareholders' equity was $48.5 million at September 30, 2008, an increase of 0.5 percent from the $48.2 million reported at December 31, 2007.  Affecting the increase in stockholders’ equity during the first nine months of 2008 was $1.4 million in net income and $126,000 of additional paid in capital from the exercise of stock options.  These increases were offset by $1.1 million in unrealized losses, net of tax, on available for sale securities, the first quarter dividend payment of $179,000, or $0.044 per share and stock repurchases totaling $126,000.  Period-end common shares outstanding were 4,084,432.

Operating Statement
Total revenue, consisting of net interest income and noninterest income, was $7.2 million for the third quarter 2008, an increase of $341,000 from the third quarter 2007 and an increase of $475,000 from the second quarter 2008.  Third quarter 2008 net interest income was $5.4 million an increase of $131,000, or 2.5 percent from the second quarter 2008 and a slight decrease of $62,000, or 1.0 percent compared to the third quarter 2007. Net interest margin for the third quarter 2008 was 3.43%, and increase of 7 basis points from the second quarter 2008 and an increase of 12 basis points from the third quarter 2007.  This was primarily due to the lowering of our cost of funds via growth in our lower cost core deposits.

Noninterest income accounted for approximately 25 percent of total revenue. For the third quarter, noninterest income was $1.8 million, up 28.7 percent from the $1.4 million reported in the third quarter of 2007. Trust and brokerage fees of $937,000 accounted for 52 percent of third quarter noninterest income; they grew 18.7 percent compared to the third quarter 2007.  Currently, Tower Private Advisors manages $712.9 million in combined trust and brokerage assets, an increase of 15.4 percent above the $618.0 million of combined assets reported for the year-ago quarter.  Service charges for the Bank were $288,000, a 22.8 percent increase from the third quarter 2007.  Loan broker fees were $65,000, an 11.6 percent increase from the third quarter 2007.  Other fee income increased by $190,000, or 58.5 percent, primarily as the result of an increase in the market value of an investment held at the holding company.

Third quarter noninterest expense increased $102,000, or 2.1 percent from the third quarter 2007, however we experienced a decrease of $577,000 from the second quarter 2008.  The decrease from the second quarter was primarily associated to the workforce reduction that took place in April 2008.  The increase from the third quarter 2007 expenses relates to increased legal and professional costs associated with nonperforming assets and increased FDIC insurance premiums.

Asset Quality
Nonperforming assets plus delinquencies decreased $4.1 million from June 30, 2008.  This was the net result of several settlements on nonperforming loans along with charge-off activity. Nonperforming assets plus delinquencies at period end were $21.4 million, or 3.1 percent of total assets. This compares with $25.6 million, or 3.7 percent of assets at June 30, 2008 and  $20.0 million, or 2.8 percent of assets on December 31, 2007.   Net charge-offs were $1.6 million for the quarter compared with net charge-offs of $5.2 million in the third quarter of 2007. Year to date net charge-offs were $2.0 million compared with $7.9 million in the first nine months of 2007.

Tower's allowance for loan losses was 1.67 percent of total loans at September 30, 2008, an increase from 1.62 percent and 1.43 percent at June 30, 2008 and December 31, 2007, respectively.  The year to date increase was the net result of a reduction on loan outstandings of $21.0 million, net charge-offs of $2.0 million, and loan loss provision of $3.2 million.  The increase from the second quarter 2008 was the net result of minimal loan growth, $1.0 million, net charge-offs of $1.6 million, and loan loss provision of $2.0 million.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with two subsidiaries: Tower Bank & Trust Company, a community bank headquartered in Fort Wayne; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in local real estate values; changes in the national and local economy; and other factors, including various risk factors identified and described in the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net.
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